EXHIBIT 99.1

FOR IMMEDIATE RELEASE

         GLOBAL NET LEASE REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
 Completes Over $460 Million of Accretive Acquisitions in 2020
Company to Host Investor Conference Call Today at 11 AM Eastern

New York, February 24, 2021 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust that focuses on acquiring and managing a globally diversified portfolio of strategically-located commercial real estate properties, announced today its financial and operating results for the quarter and year ended December 31, 2020.

Full Year 2020 Highlights

•Revenue from tenants increased 7.8% to $330.1 million from $306.2 million in prior year
•Net loss attributable to common stockholders was $7.8 million, or $0.09 per diluted share compared to net income of $34.5 million or $0.39 per diluted share in 2019
•Net Operating Income ("NOI") grew 7.1% to $297.7 million compared to $277.9 million in the prior year
•Core Funds from Operations ("Core FFO") of $135.2 million, or $1.51 per diluted share
•Adjusted Funds from Operations ("AFFO") was $160.5 million compared to $159.7 million in the prior year
•Dividends paid to common stockholders were $155.1 million, or $1.73 per share
•AFFO per diluted share was $1.79, as compared to $1.85 in 2019
•Portfolio 99.7% leased with 8.5 years of weighted average remaining lease term1, up from 8.3 years in prior year
•Properties located in ten countries, up from eight, with expansion into Italy and Spain
•Acquired 28 properties for an aggregate contract purchase price of $461.2 million2 at a weighted-average going-in capitalization rate3 of 6.8% and a weighted-average capitalization rate4 of 7.9%, with 14.5 years of weighted-average remaining lease term5
•Completed 12 lease renewals for a weighted-average of 10.8 years of lease extensions on 1.6 million square feet, or 4.3% of the portfolio
•Portfolio of high quality tenants with 67% of annualized straight-line rent derived from investment grade or implied investment grade6 tenants, including nine out of the top ten tenants
•Increased industrial/distribution assets by 3% year over year based on annualized straight-line rent and added two new industrial, investment-grade tenants to Top 10 Tenants
•Annual rent escalators in 93.9% of leases as of December 31, 2020 provide contractually embedded rent growth7
•Completed $500 million senior unsecured note offering with a 3.75% coupon
•Ample Liquidity of $218.8 million8

Fourth Quarter 2020 Highlights

•Revenue from tenants grew 13.5% to $87.0 million from $76.7 million in fourth quarter 2019
•Net loss attributable to common stockholders was $13.3 million, or $0.15 per diluted share compared to net income of $9.3 million, or $0.10 per diluted share in fourth quarter 2019
•Core FFO of $26.3 million, or $0.29 per diluted share
•NOI rose by 9.0% to $77.4 million as compared to $71.0 million in the fourth quarter 2019
•AFFO was $40.1 million, compared to $39.9 million in the prior year fourth quarter
•AFFO per diluted share was $0.45, compared to $0.44 per diluted share in fourth quarter 2019
•Collected 99% of fourth quarter cash rents, including 100% from Top 20 tenants, as of February 22, 20219
•Acquired seven properties for an aggregate contract purchase price of $292.8 million at a 6.5% weighted-average going-in capitalization rate and at a weighted average capitalization rate of 7.2%, with a weighted-average remaining lease term of 9.6 years
"I am extremely proud of how GNL has performed throughout the last year of unprecedented disruption caused by the global pandemic," commented James Nelson, Chief Executive Officer of GNL. "Our resilience is a testament to the strength of our strategy, including the deliberate construction of our portfolio and our focus on mission-critical industrial, distribution and office properties. We also closed on our inaugural notes offering at a time of historically low interest rates and sourced and closed on over 460 million dollars of accretive acquisitions. We further enhanced GNL's already high-quality portfolio through lease extensions, expansion into Italy and Spain with Investment Grade tenants, and the collection of substantially all of the cash rent owed to GNL. Each lease set to expire in 2020 was extended and we also signed early, long-term lease extensions with 12 tenants. The early extensions give us significant momentum headed into 2021, and are a true testament to our proactive asset management, our tenants' commitment to space that is important to their business and the relationships we have built. We are emboldened by the outstanding performance of our institutional-grade portfolio and are poised to continue building our success in the coming year and beyond."

	Quarter Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2020	2019	2020	2019
Revenue from tenants	$87,042	$76,685	$330,104	$306,214

Net (loss) income attributable to common stockholders	$(13,277)	$9,263	$(7,775)	$34,535
Net (loss) income per diluted common share	$(0.15)	$0.10	$(0.09)	$0.39

NAREIT defined FFO attributable to common stockholders	$22,700	$32,428	$130,921	$143,290
FFO per diluted common share	$0.25	$0.36	$1.46	$1.66

Core FFO attributable to common stockholders	$26,267	$32,068	$135,185	$145,559
Core FFO per diluted common share	$0.29	$0.35	$1.51	$1.69

AFFO attributable to common stockholders	$40,050	$39,906	$160,525	$159,703
AFFO per diluted common share	$0.45	$0.44	$1.79	$1.85

Property Portfolio
At December 31, 2020, the Company’s portfolio consisted of 306 net lease properties located in ten countries and comprised 37.2 million rentable square feet substantially all of which was net leased to 130 tenants across 48 industries. The real estate portfolio metrics include:
•99.7% leased with a remaining weighted-average lease term of 8.5 years
•93.9% of the portfolio contains contractual rent increases based on square footage
•67% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants
•64% U.S. and 36% Europe (based on annualized straight-line rent)
•46% Office, 49% Industrial / Distribution and 5% Retail (based on an annualized straight-line rent)
Rent Collection
The Company collected 99% of cash rents that were payable in the fourth quarter of 2020 as of February 22, 2021, including 100% of the cash rent payable from the top 20 tenants in the portfolio (measured based on annualized cash rent as of December 31, 2020), which represent 49% of GNL's fourth quarter cash rent. On a geographic basis, GNL collected 99% of the cash rent payable from U.K. based assets, 100% from European tenants and 98% of tenants located in the U.S.
Acquisition Activity
During the fourth quarter, the Company acquired seven net leased assets for an aggregate contract purchase price of approximately $292.8 million. These assets were purchased at a weighted-average going-in capitalization rate of 6.5%, and an overall weighted average going-in capitalization rate of 7.2%, with a weighted-average remaining lease term of 9.6 years. Approximately $140.0 million of these acquisitions closed in the latter half of December. During the year, the Company acquired 28 net leased assets for a contract sales price of approximately $461.2 million. These assets were purchased at a weighted-average going in capitalization rate of 6.8%, and an overall weighted-average capitalization rate of 7.9%, with a weighted average remaining lease term of 14.5 years.
Capital Structure and Liquidity Resources
On December 16, 2020, the Company completed a private placement of $500.0 million aggregate principal amount of 3.75% senior notes. The senior notes are guaranteed by certain of our subsidiaries, were issued at par and mature on December 15, 2027.
As of December 31, 2020, the Company had $124.2 million of cash and cash equivalents. The Company’s net debt to enterprise value was 54.5% with an enterprise value of $4.0 billion based on the December 31, 2020 closing share price of $17.14 for common stock, $26.16 for the Series A preferred stock and $25.40 for the Series B preferred stock, with net debt10 of $2.2 billion, including $1.4 billion of mortgage debt.
As of December 31, 2020, the percentage of fixed rate debt (including variable rate debt fixed with swaps) increased to 95.8% from 88.2% as of December 31, 2019. The Company’s total combined debt had a weighted average interest rate cost of 3.3% resulting in an interest coverage ratio of 3.7 times11. Debt maturity was 5.4 years as of December 31, 2020 as compared to 5.8 years at the end of the fourth quarter 2019.

Footnotes/Definitions

1 Weighted-average remaining lease term in years is based on square feet as of December 31, 2020.
2 Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.
3 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average going-in capitalization rate is based upon square feet of the date of acquisition.
4 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average capitalization rate is based upon square feet.
5 The weighted-average remaining lease term in years is based upon square feet as of the date of acquisition.
6 As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. The term "parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of December 31, 2020. Comprised of 36.5% leased to tenants with an actual investment grade rating and 30.5% leased to tenants with an Implied Investment Grade rating as of December 31, 2020.
7 Represents contractual increases of base rent.
8 Liquidity consists of $94.5 million of availability under the credit facility and $124.2 million of cash and cash equivalents.
9 This information may not be indicative of any future period. The impact of the COVID-19 pandemic on the Company’s rental revenue for the first quarter of 2021 and thereafter cannot be determined at present. The ultimate impact on our future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict.
10 Comprised of the principal amount of GNL's debt totaling $2.3 billion less cash and cash equivalents totaling $124.2 million, as of December 31, 2020.
11 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net) for the quarter ended December 31, 2020. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.

Conference Call
GNL will host a conference call on February 24, 2021 at 11:00 a.m. ET to discuss its financial and operating results.
Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.
To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.
Conference Call Details
Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 3779953
Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10152067
*Available one hour after the end of the conference call through May 24, 2021.
Supplemental Schedules
The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.
About Global Net Lease, Inc.
Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.
Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” "expects," “estimates,” “projects,” “plans,” “intends,” “may," "will," "would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company's tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risk and uncertainties set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.
Accounting Treatment of Rent Deferrals
All of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and NAREIT FFO has not, and the Company does not expect it to be, significantly impacted by deferrals it has entered into. In addition, since the Company currently believes that these deferral amounts are collectable, it has excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to rent deferrals.

Contacts:
Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
	2020	2019
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$476,599	$414,446
Buildings, fixtures and improvements	3,124,884	2,685,325
Construction in progress	5,486	11,725
Acquired intangible lease assets	711,985	651,768
Total real estate investments, at cost	4,318,954	3,763,264
Less: accumulated depreciation and amortization	(675,200)	(517,123)
Total real estate investments, net	3,643,754	3,246,141
Cash and cash equivalents	124,245	270,302
Restricted cash	1,448	3,985
Derivative assets, at fair value	525	4,151
Unbilled straight-line rent	61,007	51,795
Operating lease right-of-use asset	58,395	50,211
Prepaid expenses and other assets	43,929	37,370
Due from related parties	377	351
Deferred tax assets	2,367	4,441
Goodwill and other intangible assets, net	23,089	21,920
Deferred financing costs, net	7,878	10,938
Total Assets	$3,967,014	$3,701,605

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,363,698	$1,272,154
Revolving credit facility	111,132	199,071
Term loan, net	300,154	397,893
Senior notes, net	490,345	—
Acquired intangible lease liabilities, net	32,970	30,529
Derivative liabilities, at fair value	19,984	7,507
Due to related parties	2,002	342
Accounts payable and accrued expenses	28,310	22,903
Operating lease liability	25,350	23,985
Prepaid rent	21,481	17,236
Deferred tax liability	12,157	14,975
Taxes payable	—	1,046
Dividends payable	5,152	4,006
Total Liabilities	2,412,735	1,991,647
Commitments and contingencies	—	—
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred stock	68	68
6.875% Series B cumulative redeemable perpetual preferred stock	39	35
Common stock	2,227	2,225
Additional paid-in capital	2,418,659	2,408,353
Accumulated other comprehensive income	8,073	20,195
Accumulated deficit	(896,547)	(733,245)
Total Stockholders' Equity	1,532,519	1,697,631
Non-controlling interest	21,760	12,327
Total Equity	1,554,279	1,709,958
Total Liabilities and Equity	$3,967,014	$3,701,605

Global Net Lease, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from tenants	$87,042	$76,685	$330,104	$306,214

Expenses:
Property operating	9,635	5,701	32,372	28,314
Operating fees to related parties	9,194	8,867	35,801	33,292
Impairment charges and related lease intangible write-offs	—	—	—	6,375
Acquisition, transaction and other costs	275	19	663	1,320
General and administrative	4,250	1,334	13,264	10,108
Equity-based compensation	2,585	2,491	10,065	9,530
Depreciation and amortization	35,977	31,989	138,543	125,996
Total expenses	61,916	50,401	230,708	214,935
Operating income before gain (loss) on dispositions of real estate investments	25,126	26,284	99,396	91,279
Gain (loss) on dispositions of real estate investments	—	8,824	(153)	23,616
Operating income	25,126	35,108	99,243	114,895
Other income (expense):
Interest expense	(19,158)	(17,194)	(71,804)	(64,199)
Loss on extinguishment of debt	(3,292)	379	(3,601)	(949)
(Loss) gain on derivative instruments	(2,703)	(3,905)	(2,341)	769
Unrealized (loss) income on undesignated foreign currency advances and other hedge ineffectiveness	(6,039)	—	(6,039)	76
Other income	28	195	289	216
Total other expense, net	(31,164)	(20,525)	(83,496)	(64,087)
Net (loss) income before income tax	(6,038)	14,583	15,747	50,808
Income tax expense	(2,457)	(1,652)	(4,969)	(4,332)
Net (loss) income	(8,495)	12,931	10,778	46,476
Preferred stock dividends	(4,782)	(3,668)	(18,553)	(11,941)
Net (loss) income attributable to common stockholders	$(13,277)	$9,263	$(7,775)	$34,535

Basic and Diluted Earnings Per Share:
Net (loss) income per share attributable to common stockholders — Basic	$(0.15)	$0.10	$(0.09)	$0.40
Net (loss) income per share attributable to common stockholders — Diluted	$(0.15)	$0.10	$(0.09)	$0.39
Weighted Average Shares Outstanding:
Basic	89,483	89,458	89,474	85,031
Diluted	89,483	90,777	89,474	86,350

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Adjusted EBITDA
Net income (loss)	$9,601	$5,530	$4,142	$(8,495)	$10,778
Depreciation and amortization	33,533	33,984	35,049	35,977	138,543
Interest expense	16,440	17,529	18,677	19,158	71,804
Income tax expense	959	691	862	2,457	4,969
Equity-based compensation	2,488	2,513	2,479	2,585	10,065
Acquisition, transaction and other costs	280	33	75	275	663
Loss on dispositions of real estate investments	—	153	—	—	153
(Gain) loss on derivative instruments	(3,143)	317	2,464	2,703	2,341
Loss on extinguishment of debt	—	309	—	3,292	3,601
Other income	(48)	(71)	(142)	(28)	(289)
Adjusted EBITDA	60,110	60,988	63,606	63,963	248,667
Operating fees to related parties	8,794	8,874	8,939	9,194	35,801
General and administrative	2,961	3,412	2,641	4,250	13,264
NOI	71,865	73,274	75,186	77,407	297,732
Amortization related to above and below-market lease intangibles and right-of-use assets, net	232	204	198	157	791
Straight-line rent	(1,487)	(3,068)	(1,879)	(1,503)	(7,937)
Cash NOI	$70,610	$70,410	$73,505	$76,061	$290,586

Cash Paid for Interest:
Interest Expense	$16,440	$17,529	$18,677	$19,158	$71,804
Non-cash portion of interest expense	(1,810)	(1,847)	(2,075)	(2,077)	(7,809)
Amortization of mortgage discounts	(10)	(3)	—	—	(13)
Total cash paid for interest	$14,620	$15,679	$16,602	$17,081	$63,982

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands, except per share data)

	Three Months Ended				Year Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Funds from operations (FFO):
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$5,038	$966	$(502)	$(13,277)	$(7,775)
Depreciation and amortization	33,533	33,984	35,049	35,977	138,543
Loss on dispositions of real estate investments	—	153	—	—	153
FFO (defined by NAREIT)	38,571	35,103	34,547	22,700	130,921
Acquisition, transaction and other costs	280	33	75	275	663
Loss on extinguishment of debt	—	309	—	3,292	3,601
Core FFO attributable to common stockholders	38,851	35,445	34,622	26,267	135,185
Equity-based compensation	2,488	2,513	2,479	2,585	10,065
Non-cash portion of interest expense	1,810	1,847	2,075	2,077	7,809
Amortization related to above and below-market lease intangibles and right-of-use assets, net	232	204	198	157	791
Straight-line rent	(1,487)	(3,068)	(1,879)	(1,503)	(7,937)
Straight-line rent (rent deferral agreements) [1]	—	1,508	320	(20)	1,808
Unrealized loss on undesignated foreign currency advances and other hedge ineffectiveness	—	—	—	6,039	6,039
Eliminate unrealized (gains) losses on foreign currency transactions [2]	(2,082)	1,325	3,061	4,448	6,752
Amortization of mortgage discounts	10	3	—	—	13
Adjusted funds from operations (AFFO) attributable to common stockholders	$39,822	$39,777	$40,876	$40,050	$160,525

Weighted average common shares outstanding - Basic	89,459	89,470	89,483	89,483	89,474
Weighted average common shares outstanding - Diluted	89,499	90,103	89,483	89,483	89,474
Net income (loss) per share attributable to common shareholders — Basic and Diluted	$0.05	$0.01	$(0.01)	$(0.15)	$(0.09)
FFO per diluted common share	$0.43	$0.39	$0.39	$0.25	$1.46
Core FFO per diluted common share	$0.43	$0.39	$0.39	$0.29	$1.51
AFFO per diluted common share	$0.44	$0.44	$0.46	$0.45	$1.79
Dividends declared to common stockholders	$47,638	$35,810	$35,794	$35,844	$155,086
Footnotes:
[1] Represents the amount of deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent balances but are considered to be earned revenue attributed to the current period, for purposes of AFFO, as they are expected to be collected.
[2] For the three months ended March 31, 2020, gains on derivative instruments were $3.1 million which consisted of unrealized gains of $2.1 million and realized gains of $1.0 million. For the three months ended June 30, 2020, loss on derivative instruments were $0.3 million which consisted of unrealized losses of $1.3 million and realized gains of $1.0 million. For the three months ended September 30, 2020, loss on derivative instruments were $2.5 million which consisted of unrealized losses of $3.1 million and realized gains of $0.6 million. For the three months ended December 31, 2020, losses on derivative instruments were $2.7 million, which were comprised of unrealized losses of $4.4 million and realized gains of $1.7 million. For the year ended December 31, 2020, losses on derivative instruments were $2.3 million which were comprised of unrealized losses of $6.8 million and realized gains of $4.5 million.

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Funds from operations (FFO):
Net income attributable to common stockholders (in accordance with GAAP)	$9,263	$34,535
Impairment charges and related lease intangible write-offs	—	6,375
Depreciation and amortization	31,989	125,996
Gain on dispositions of real estate investments	(8,824)	(23,616)
FFO (defined by NAREIT)	32,428	143,290
Acquisition, transaction and other costs	19	1,320
Loss on extinguishment of debt	(379)	949
Core FFO attributable to common stockholders	32,068	145,559
Non-cash equity-based compensation	2,491	9,530
Non-cash portion of interest expense	1,789	6,614
Amortization related to above and below-market lease intangibles and right-of-use assets, net	633	1,655
Straight-line rent	(1,695)	(6,758)
Unrealized income on undesignated foreign currency advances and other hedge ineffectiveness	—	(76)
Eliminate unrealized losses on foreign currency transactions	4,592	2,919
Amortization of mortgage discounts	28	260
Adjusted funds from operations (AFFO) attributable to common stockholders	$39,906	$159,703

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gain or loss from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect the proportionate share of adjustments for non-controlling interest to arrive at FFO, Core FFO and AFFO, as applicable.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gain and loss from the sale of certain real estate assets, gain and loss from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the subsequent operations of the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and other items excluded in Core FFO as well as unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gain and loss from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gain or loss, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.